SMITH MCCULLOUGH, P.C.
                                Regency Plaza One
                       4643 South Ulster Street, Suite 900
                           Denver, Colorado 80237-2866
                            Telephone (303) 221-6000
                               Fax (303) 221-6001
                                info@smithmc.com



                                                                     Exhibit 5.0



August 10, 2000


Board of Directors
eVision USA.Com, Inc.
1700 Lincoln Street, 32nd Floor
Denver, Colorado  80203

Re:      Form S-1 Registration Statement
         Opinion of Counsel

Gentlemen:

     You have requested our opinion as to certain matters under the Colorado Business Corporation Act and the common law of Colorado that relate to the 6,464,523 shares of $0.01 par value common stock ("Common Stock") issuable upon exercise of outstanding warrants ("Warrants") of eVision, the 15,913,487 shares of Common Stock issuable upon conversion of outstanding convertible debentures ("Convertible Debentures") of eVision, the 19,925,000 shares of Common Stock issuable upon conversion of eVision's Convertible Series B-1 Preferred Stock that is currently outstanding and that might be issued over an approximate three year period as a dividend on the outstanding Convertible Series B-1 Preferred Stock and the 1,900,209 shares of eVision's Common Stock that are currently outstanding, all of which are described on the cover page of Amendment No. 4 on Form S-1 to the Form S-3 Registration Statement No. 333-81565 that eVision plans to file with the United States Securities and Exchange Commission.

     We have reviewed the Articles of Incorporation, as amended and restated, of eVision, the minutes of the meetings of the board of directors and of the shareholders of eVision and such other documents we considered necessary in order to render this opinion. As a result of our review, we are of the opinion that, assuming the exercise price of the Warrants is paid for upon the exercise thereof in accordance with their terms, the 6,464,523 shares of Common Stock underlying the Warrants, when issued, will be validly issued, fully paid and nonassessable under the Colorado Business Corporation Act, that, assuming conversion of the Convertible Debentures in accordance with their terms, the 15,913,487 shares of Common Stock issuable upon conversion of the Convertible Debentures, when issued, will be validly issued, fully paid and nonassessable under the Colorado Business Corporation Act, that assuming conversion of the Convertible Series B-1 Preferred Stock in accordance with its terms, the 19,925,000 shares of Common Stock issuable upon conversion of the Convertible Series B-1 Preferred Stock, when issued, will be validly issued, fully paid and nonassessable, and that the outstanding 1,900,209 shares of Common Stock are validly issued, fully paid and non-assessable.



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
Board of Directors
August 10, 2000
Page 2


     This opinion is limited to the applicability of the Colorado Business Corporation Act and the common law of Colorado to the 44,203,219 shares of Common Stock. This opinion does not cover or in any way relate to the applicability of, or compliance by eVision with, any other law, including any federal or state securities laws, any other state common law, or any other federal law.

     We consent to your describing this firm as having issued this opinion in the Prospectus which is a part of the Registration Statement referenced above.

                                           /s/  SMITH McCULLOUGH, P.C.